EXHIBIT 16.1

B. F. BORGERS, CPA PC
5400 w. Cedar Ave.
Lakewood, CO 80226
Ph: 303-953-1454 FX: 303-945-7911

January 10, 2022

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Carriage House Event Center, Inc.

Dear Sirs/Madams:

The undersigned BF Borgers, CPA PC previously acted as independent accountants of Carriage House Event Center, Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated January 21, 2022 of Carriage House Event Center, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ BF BORGERS CPA BC